CSFB 04-5

Group 2

Pay rules

1.

Pay to the 2PT1, 2PT2 and 2PT3 pro-rata, until retired.

Notes

Pxing Speed = 100 PPC (start from 6CPR to 18CPR over 12 months and 18 CPR to remaining)

Settlement = 08/31